Exhibit 10.39

APPROVE FIRST AMENDMENT TO THE ACE USA SUPPLEMENTAL EMPLOYEE RETIREMENT SAVINGS PLAN

WHEREAS, ACE INA Holdings, Inc., a Delaware corporation (the “Corporation”) maintains the ACE USA Supplemental Employee Retirement Savings Plan (the “Plan”), which was restated and amended effective January 1, 2009; and

WHEREAS, earlier changes to the Plan and the Corporation’s qualified retirement plans provide lower employer matching contribution rates for employees hired during 2009 or later; and

WHEREAS, the Corporation desires a way to permit additional contributions to be credited for certain selected individuals who receive these lower contribution rates at the discretion of the Corporation’s senior management.

NOW THEREFORE, RESOLVED, that by virtue and in exercise of the amending power reserved to the Corporation under the Plan, the Plan shall be, and hereby is, amended in the following particulars:

1. Effective as of January 1, 2009, by creating a new Section 3.5 which reads as follows:

“3.5 Additional Employer Contributions. At the discretion of the Chief Executive Officer of the Company or senior management to whom the CEO has delegated this authority, a contribution may be credited under the Plan in an amount and under such conditions as are imposed by the CEO, his delegate or the ACE USA Retirement Committee.”